Exhibit 5.3

Aon plc Metropolitan Building James Joyce Street Dublin 1 Ireland

Our ref	28 February 2023
FBO/SCC 659500-37

Dear Sirs

Registration, offer and sale of $750,000,000, 5.350% Senior Notes due 2033 by Aon Corporation and Aon Global Holdings plc, as guaranteed by Aon plc and Aon Global Limited

We have acted as Irish counsel to Aon plc, a public limited company incorporated under the laws of Ireland (company number 604607) (the “Company”), in connection with the registration, offer and sale of $750,000,000, 5.350% Senior Notes due 2033 by Aon Corporation, a Delaware corporation, and Aon Global Holdings plc, a public limited company incorporated under the laws of England and Wales, as guaranteed by the Company and Aon Global Limited, a private limited company incorporated under the laws of England and Wales, (the “Notes”) pursuant to the registration statement on Form S-3ASR (the “Registration Statement”) filed by the Company on 12 May 2020 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities Exchange Commission (the “Commission”), the prospectus included therein and a prospectus supplement dated 23 February 2023 (the “Prospectus Supplement”).

The Notes will be issued under an amended and restated indenture, dated 1 April 2020, among Aon Corporation, as an issuer, the Company, Aon Global Holdings plc and Aon Global Limited, as guarantors, and the Bank of New York Mellon Trust Company N.A., as trustee, as amended and supplemented by a fifth supplemental indenture, dated 28 February 2023, among Aon Corporation and Aon Global Holdings plc, as co-issuers, the Company and Aon Global Limited, as guarantors, and the Bank of New York Mellon Trust Company N.A., as trustee, (the “Indenture”).

The Notes are to be sold pursuant to an underwriting agreement dated 23 February 2023 among Aon Corporation, Aon Global Holdings plc, the Company, Aon Global Limited and the underwriters named therein (the “Underwriting Agreement”).

In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion (the “Documents”).

Based on the foregoing, and subject to the assumptions, qualification and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1.	the Company is a public limited company, duly incorporated and validly existing under the laws of Ireland; and

2.

the Company has the requisite power and authority under its constitution to enter into the Indenture, to perform its obligations thereunder and to guarantee the Notes, and the entry into the Indenture and the guarantee of the Notes has been duly authorised by the Company.

This Opinion is based upon, and limited to, the laws of Ireland and is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to Matheson under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1

The Documents

1.

A certificate issued by the secretary of the Company dated 28 February 2023 (the “Corporate Certificate”), attaching a copy of each of the following certified as being true, complete and correct by such director:

(a)	the constitution and certificate of incorporation (and any certificate of incorporation on change of name and the certificate of incorporation on re-registration) of the Company; and

(b)	an extract of the resolutions of the board of directors of the Company passed at a meeting of the board of directors of the Company held on 18 November 2022.

and certifying certain other matters, as set therein, on which we have relied for the purpose of this Opinion.

2.	The Registration Statement, including the prospectus included therein.

3.	The Prospectus Supplement.

4.	A copy of the Indenture.

5.	A copy of the Underwriting Agreement.

6.

Searches carried out by independent law researchers on our behalf against the Company on 28 February 2023 in (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the Companies Registration Office (the “Searches”).

Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.	The truth and accuracy of the contents of the Documents as to factual matters, but have made no independent investigation regarding such factual matters.

2.	All signatures (including, for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, the Documents submitted to us are genuine.

3.

Any electronic signature inserted on a Document was inserted by the signatory in question and not by another person and, where attested by a witness, was inserted in the physical presence of the witness, and each other party to any Document which has been executed using electronic signatures has consented to the execution by the Company of that Document by way of electronic signature.

4.

All Documents submitted to us as originals are authentic and complete and all Documents submitted to us as copies (including without limitation any document submitted to us as a .pdf, or any other format, attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete.

5.	The Corporate Certificate is accurate in all respects (other than in relation to any matter of Irish law on which we expressly opine).

6.

Each party to the Documents (other than the Company) had (when it entered into), and continues to have, the due and requisite capacity, power and authority to enter into, execute and perform its obligations under the Documents, and the Documents are not subject to avoidance by any person under all applicable laws in all applicable jurisdictions (other than in the case of the Company, the laws of Ireland and the jurisdiction of Ireland).

7.	All Documents dated on or prior to the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

8.

The resolutions of the board of directors of the Company on which we have expressed reliance were duly passed at a properly constituted, convened and quorate meeting of the directors of the Company and such resolutions have not been amended or rescinded and are in full force and effect.

9.

The Company has, or will, derive a commercial benefit from entering into the Indenture and any other document referred to in, or contemplated by, the Registration Statement (including the prospectus contained therein and the Prospectus Supplement) and guaranteeing the Notes in accordance with the provisions of the Indenture commensurate with the obligations undertaken by it thereunder.

10.

In approving the entry into the Indenture and any other document referred to in, or contemplated by, the Registration Statement (including the prospectus contained therein) and the Prospectus Supplement and guaranteeing the Notes in accordance with the provisions of the Indenture, the directors of the Company have acted in a manner they consider, in good faith, to be in the interests of the Company for its legitimate business purposes and which would be likely to promote the success of the Company for its members as a whole.

11.

The Company has not, and shall not, by virtue of or in connection with its guarantee of the Notes, give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act 2014 of Ireland (the “Companies Act”) for the purpose of any acquisition of shares in the capital of the Company, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

12.

The Company together with any other entity whose obligations are guaranteed by it under the Indenture together comprise a “group” for the purposes of section 243 of the Companies Act and any person that subsequently becomes an issuer or a guarantor under the Indenture will also be a member of such group.

13.

In entering into the Documents and approving the guarantee of the Notes under the Indenture, there was no intent by the directors and/or duly authorised officer acting under delegated authority to give a creditor a preference which could be deemed an unfair preference in accordance with section 604 of the Companies Act.

14.

The obligations expressed to be assumed by each party to the Indenture are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland.

15.

If any obligation of any of the parties under the Indenture is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and there are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of the Indenture or which would render its performance ineffective by virtue of the laws of that jurisdiction.

16.

The Indenture and the transactions contemplated thereby and the payments to be made thereunder are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Minister for Finance under the Financial Transfers Act 1992 of Ireland and/or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland.

17.

All authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement (including the prospectus contained therein and the Prospectus Supplement) or with respect to the issue, offer or sale of the Notes (other than, in the case of the Company, the governmental or regulatory authorities of Ireland) have been obtained and are in full force and effect, the Notes will be issued in the form set out in the Indenture and the selling restrictions contained in the Registration Statement (including the prospectus contained therein and the Prospectus Supplement) and the Underwriting Agreement have been and will, at all times, be observed and the Company will otherwise comply with the terms of any other lawful agreements relating to the issue, sale and/or offer of the Notes.

18.

The creation, issuance, offering and sale, including the marketing, of the Notes will be made, effected and conducted in accordance with and will not otherwise violate any applicable laws and regulations of any jurisdiction, including Ireland, or supra-national authority, including, without limitation: (a) the securities laws and regulations of any jurisdiction or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of the Notes to the public in any jurisdiction, including the obligation to prepare a prospectus or registration document relating to the Notes and (b) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group.

19.

That: (a) the Company will be fully solvent at the time of and immediately following the issue of the Notes, (b) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of the Notes, (c) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of the Notes and (d) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Notes.

20.

The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, and the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by searches being carried out since that time.

21.

No proceedings have been or will be instituted or injunction granted against the Company to restrain it from guaranteeing the Notes and the guarantee by the Company of the Notes would not be contrary to any state, government, court, state or quasi-governmental agency, licencing authority, local or municipal government body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement.

22.	The absence of fraud and the presence of good faith on the part of all parties to the Documents and their respective officers, employees, agents and advisors.

Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.

A search at the Companies Registration Office is not conclusively capable of revealing whether or not a winding-up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding-up of the Company. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed in respect of the Company.

2.

Whilst each of the making of a winding-up order or resolution, the making of an order for the appointment of an examiner or the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind-up the Company may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding-up order may not be filed on the Index immediately and therefore our searches may not have revealed such matters.

3.	The position reflected in the Searches may not be fully up to date.

4.

The expression “valid and binding” when used in this Opinion mean that the obligations expressed to be assumed are of a type which the courts of Ireland will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations may be:

(a)

limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)

subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the laws of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)

invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the laws of such jurisdiction;

(e)	invalidated by reason of fraud; and

(f)	barred under the Statutes of Limitations of 1957 of Ireland (as amended from time to time) or may be or become subject to the defence of set-off or counterclaim.

5.

The Companies Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine). Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

6.

Under the provisions of the Companies Act, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

7.

A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

8.

An Irish court may not give effect to an indemnity given by any party to the extent it is in respect of legal costs incurred by an unsuccessful litigator or to the extent that it is in respect of litigation costs which are not awarded by the court.

9.

In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgment to pay a currency other than euro but may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the laws of Ireland may require that all claims or debts be converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding-up.

10.	This Opinion does not deal with the tax treatment of the issuance, transfer and guarantee of the Notes or any payments in respect of the Notes and/or the guarantee of the Notes.

11.

Where a party is vested with a discretion or may determine a matter in his or its opinion, the laws of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

12.

The courts of Ireland may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

13.

An Irish court may not give effect to any provision of a contract which: (a) provides for a matter to be determined by future agreement or negotiation or (b) it considers to be devoid of any meaning, vague or uncertain.

14.	A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.